Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 9, 2005 on the consolidated financial statements of AVVAA World Health Care Products Inc. as of May 31, 2005 and 2004 that are included in the Company’s Form 10-KSB, which is included, by reference, in the Company’s Form S-8 Registration Statement.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 9, 2006